NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: July 30, 582004

CONTACT: Steven R. Williams - (304) 842-3597 www.petd.com

Petroleum Development Corporation Announces Record Second Quarter

And Six Month Operating Results

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced second quarter and six month operating results. Net income for the second quarter of 2004 was $8.6 million ($.52 per diluted share) compared to $4.6 million ($.29 per diluted share) for the same period in 2003. Net income for the six months of 2004 was $17.1 million ($1.04 per diluted share) compared to $9.4 million ($.59 per diluted share) for the first half of 2003.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$73,923,800	$42,192,500	$144,972,300	$96,186,900
Income before income taxes and cumulative effect of change in accounting principle	$13,452,400	$ 6,909,900	$26,639,000	$14,364,600

Net income	$ 8,613,100	$ 4,629,600	$17,052,500	$9,425,700
Basic earnings per share	$ .53	$ .29	$ 1.06	$ .60
Diluted earnings per share	$ .52	$ .29	$ 1.04	$ .59
Weighted average common shares outstanding	16,272,763	15,645,743	16,067,330	15,687,020
Weighted average common and common equivalent shares outstanding	16,679,382	16,175,749	16,471,709	16,095,955

Steven R. Williams, CEO of Petroleum Development Corporation, said, "We are pleased to report these record results for the second quarter and first six months of 2004. Higher oil and natural gas production, up 43% compared to the first six months of 2003, was the major factor for the earnings increase. Increased drilling revenue from our public drilling programs, strong results from our natural gas marketing group, and higher oil and natural gas sales prices also played key roles."

Operations

Strong sales of our drilling partnerships continue to fuel our record drilling operations. During the second quarter, PDC drilled 27 new wells, all of which were successful. This brings the total for the year to 69 wells with one dry hole. Nineteen of the second quarter wells were drilled in Wattenberg field and eight were drilled in the Piceance Basin. This brings the totals to 49 Wattenberg and 20 Piceance Basin wells for the year. Currently, the Company plans to conduct most of its 2004 drilling activities in these two areas.

At the end of the second quarter approximately $23.4 of drilling advances remained to fund operations in future periods. We also funded our second drilling program of the year with investor subscriptions of $18 million on July 2nd. Funds in the program will be used for third and fourth quarter drilling operations.

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Two additional partnerships with combined maximum subscriptions of $53 million are planned for 2004. The Company purchases a 20% interest in each partnership.

In addition to drilling, the Company also continued its Codell recompletion program in Wattenberg Field. Five wells were treated during the second quarter which brings the total for the year to 13. The Company plans to continue the recompletion program throughout 2004. The Company received regulatory approval to drill wells on its northeast Colorado properties (NECO) on 40 acre spacing, down from the original spacing of 80 acres. These consist primarily of the properties purchased from Williams in 2003. The Company is planning to begin drilling on those properties in the third quarter of this year.

The Company also intends to spud an exploratory well in Moffat County, Colorado in early third quarter 2004. The Fox Federal 1-13 well will be drilled to an approximate depth of 12,000 feet to test the Mesaverde Formation. The well, a western Sand Wash Basin test, is located in Township 9 North, Range 97 West, approximately 40 miles northwest of the town of Craig, Colorado. The Company will fund the drilling of the well from its corporate capital budget and will have a 100% working interest. The well has a dry hole cost of approximately $1.2 million dollars and a completed well cost of approximately $2.0 million dollars.

Oil and natural gas production for the second quarter increased to 3.12 billion cubic feet equivalent (Bcfe) from 2.47 Bcfe in the second quarter of 2003 (an increase of 27%). All of the increase was attributable to the Rocky Mountain Region where the Company's drilling, development and acquisition activities have been focused for the past several years. The Rocky Mountain Region production increased 46% compared to the year earlier period, while production in the Appalachian Basin declined 8.0% and Michigan Basin production declined 4.3%.

Oil and gas sales also benefited from higher sales prices for both oil and natural gas compared to the second quarter of 2003. In the second quarter of 2004 the Company sold its natural gas for an average price of $5.01 per thousand cubic feet (Mcf), compared to $4.34 per Mcf in the second quarter of 2003. Similarly the average price of oil this year was $32.41 per barrel (Bbl) compared to $29.52 in the second quarter of 2003. The following table summarizes the production by region and pricing for the second quarters of 2004 and 2003.
	Three Months Ended June 30, 2004			Three Months Ended June 30, 2003
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	1,138	431,040	437,868	1,212	468,884	476,156
Michigan Basin	1,853	425,854	436,972	1,462	447,847	456,619
Rocky Mountains	93,113	1,689,576	2,248,254	55,618	1,201,739	1,535,447
Total	96,104	2,546,470	3,123,094	58,292	2,118,470	2,468,222

Average Sales Price	$32.41	$5.01	$5.08	$29.52	$4.34	$4.42

Oil and natural gas production for the first six months of 2004 increased to 6.37 Bcfe from 4.45 Bcfe compared to the same period in 2003 (an increase of 43%). This increase was also fueled by our Rocky Mountain production. The average sales price per Mcfe also increased significantly from $4.44 per Mcfe during the six months of 2003 to $5.03 per Mcfe for the same period in 2004.

The Company's oil and natural gas production for the first six month of 2004 and 2003 by area of operations along with average sales price is presented below:
	Six Months Ended June 30, 2004			Six Months Ended June 30, 2003
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	2,342	888,258	902,310	2,014	973,446	985,530
Michigan Basin	3,004	869,816	887,840	3,294	933,075	952,839
Rocky Mountains	194,894	3,411,388	4,580,752	109,827	1,855,274	2,514,236
Total	200,240	5,169,462	6,370,902	115,135	3,761,795	4,452,605

Average Sales Price	$32.11	$4.96	$5.03	$27.80	$4.41	$4.44

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Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the second quarter of 2004 the Company had average production per month of 849,000 Mcf of natural gas and 32,000 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:
		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
1/04	Jul 2004 - Oct 2004	122,000	$5.00	-	-
10/03	Jul 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
5/04	Nov 2004 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

	Rocky Mountain Region
	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
10/03	Jul 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
1/04	Jul 2004 - Oct 2004	25,000	$4.17	-	-
5/04	Nov 2004 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg Field)
7/04	Nov 2004 - Mar 2005	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (Williams acquisition)
6/03	Jul 2004 - Dec 2004	150,000	$4.50	-	-
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

	Oil hedges (Wattenberg Field)
	Month	Monthly Quantity Barrels	Contract Price
2/04	Jul 2004 - Dec 2004	10,000	$31.63

The Company's natural gas marketing segment had excellent results in the first two quarters of 2004. With natural gas prices moderately higher than the first half of 2003, Riley Natural Gas (RNG), the Company's gas marketing subsidiary, increased revenues by 26.9% to $49.5 million compared to $39 million in 2003. The natural gas marketing margin for the first six months increased from $245,000 in 2003 to $961,000 in 2004.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months and Six Months ended June 30, 2004 and 2003

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Oil and gas well drilling operations	$29,453,800	$11,866,400	$58,953,100	$33,363,900
Gas sales from marketing activities	26,011,400	17,353,200	49,468,800	38,958,300
Oil and gas sales	15,859,200	10,919,200	32,055,400	19,778,000
Well operations and pipeline income	1,912,400	1,768,600	3,749,900	3,416,900
Other income	687,000	285,100	745,100	669,800

	73,923,800	42,192,500	144,972,300	96,186,900

Costs and expenses:
Cost of oil and gas well drilling operations	24,967,300	10,120,000	50,323,000	27,795,800
Cost of gas marketing activities	25,648,900	17,112,200	48,503,600	38,459,600
Oil and gas production costs	4,036,000	3,460,400	7,942,100	6,317,400
General and administrative expenses	900,900	1,186,600	1,895,100	2,364,300
Depreciation, depletion, and amortization	4,663,300	3,143,600	9,171,000	6,389,200
Interest	255,000	259,800	498,500	496,000

	60,471,400	35,282,600	118,333,300	81,822,300

Income before income taxes and cumulative effect of change in accounting principle	13,452,400	6,909,900	26,639,000	14,364,600

Income taxes	4,839,300	2,280,300	9,586,500	4,740,300

Net income before cumulative effect of change in accounting principle	8,613,100	4,629,600	17,052,500	9,624,300

Cumulative effect of change in accounting principle (net of income taxes of $121,700)	-	-	-	(198,600)

Net income	$8,613,100	$4,629,600	$ 17,052,500	$ 9,425,700

Basic earnings per common share before accounting change	$0.53	$0.29	$1.06	$0.61

Cumulative effect of change in accounting principle	$ -	$ -	$ -	$(0.01)

Basic earnings per common share	$0.53	$0.29	$1.06	$0.60

Diluted earnings per share before accounting change	$0.52	$0.29	$1.04	$0.60

Cumulative effect of change in accounting principle	$ -	$ -	$ -	$(0.01)

Diluted earnings per share	$0.52	$0.29	$1.04	$0.59

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Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a useful measure for estimating the value of the company's operations.
	Three months Ended June 30,		Six months Ended June 30,
	2004	2003	2004	2003
Net income	$8,613,100	$4,629,600	$17,052,500	$9,425,700
Deferred income tax expense	2,842,800	1,537,900	5,629,400	3,196,900
Depreciation, depletion and amortization	4,663,300	3,143,600	9,171,000	6,389,200
Adjusted cash flow	$16,119,200	$9,311,100	$31,852,900	$19,011,800

10-Q and Quarterly Conference Call

The Company filed its Quarterly Report on Form 10-Q on July 30, 2004. You can access the report at the Company's website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on August 3, 2004 for a discussion of the results.

What: Petroleum Development Second Quarter Earnings Conference Call

When: Tuesday, August 3, 2004 at 11:00 a.m. Eastern Standard Time

Where: www.petd.com/

How: Log on to the web address above or call (877) 407-8033

Replay Number: (877) 660-6853 (Account #1628 and Conference ID #103568)

(Replay will be available until 8/10/04)

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

Please go to the website at least 15 minutes prior to the call and register, download and install any necessary audio software. If you are unable to listen to the live broadcast, an outline rebroadcast will be available shortly after the conclusion of the call.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597